Exhibit 10.1

JOHN R. MURPHY

September 22, 2008

David K. Armstrong

Corporate Secretary

Accuride Corporation

7140 Office Circle

Evansville, IN  47715

Terrence J. Keating

Chairman of the Board

Accuride Corporation

7140 Office Circle

Evansville, IN  47715

DELIVERED BY HAND

Re:          Resignation Agreement

Dear Sirs:

By this letter I tender my resignation as President and Chief Executive Officer of Accuride Corporation (the “Company”) and as a Director of the Company and all of its subsidiaries, effective upon the Company’s acceptance and execution of this Resignation Agreement.

Reference is hereby made to that certain Severance and Retention Agreement (the “Severance Agreement”), by and between the Company and me.  Capitalized terms used but not defined herein shall have the meanings specified therefor in the Severance Agreement.  By this Resignation Agreement, the Company agrees to pay to me the severance benefits to which I would be entitled if I terminated my employment with the Company for “Good Reason” (though I acknowledge that this resignation does not, in fact, constitute a termination of my employment with the Company for “Good Reason”), but otherwise under all the terms and conditions provided under the Severance Agreement (including the execution and delivery by me of an irrevocable release of any known or unknown claims I may have against the Company in form and substance acceptable to the Company).  If I fail to execute timely the Release Agreement, or it does not become irrevocable, the Company reserves all rights it may have against me.

[signature page follows]

Very truly yours,

/s/ John R. Murphy
John R. Murphy

ACKNOWLEDGED AND AGREED
As of September 22, 2008

ACCURIDE CORPORATION

By	/s/ Terrence J. Keating
Name: Terrence J. Keating
Its: Chairman of the Board

Signature Page to Resignation Agreement